EXHIBIT INDEX

Exhibit A: Attachment to item 77o:
           Transactions effected pursuant to Rule 10f-3
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Exhibit A:
Warburg, Pincus Balanced Fund, Inc.

Sub-Item 770:  Transactions effected pursuant to Rule 10f-3
10f-3 Transactions
 for the Period November 1, 1999 through April 30, 2000

INFORMATION PRESENTED IN THE FOLLOWING ORDER:
OFFERING
DATE
BROKER
PRICE

United Parcel Service
11/9/99
MS
$50.00

METLIFE
3/6/00
GOSA
$14.25

INFORMATION PRESENTED IN THE FOLLOWING ORDER:
SHARES/PAR
% OF OFFERING
% OF ASSETS
SYNDICATE MEMBER

3,000
0.0027%
0.7464%
CS First Boston

11,000
0.0054%
0.5196%
CS First Boston